Moovies, Inc.
                             201 Brookfield Parkway
                                    Suite 200
                              Greenville, SC 29607

                                 May ____, 1996

Mr. Robert Klein
Chief Operating Officer
Moovies, Inc.
201 Brookfield Parkway
Suite 200
Greenville, SC  29607

Dear Robert:

         This letter is to set forth, effective as of the date hereof, the terms and provisions pursuant to which you are entitled to receive certain payments and consideration in the event there is a Change of Control (as defined herein) of Moovies, Inc., provided that you are employed by Moovies, Inc. on the date that such Change in Control occurs (even if the term of your employment agreement has expired). For purposes of this letter, the "Company" shall refer to Moovies, Inc., or, as appropriate, to the successor to the business of Moovies, Inc., if a Change in Control shall occur in which Moovies, Inc. is not the surviving corporation. The Company has agreed to provide you with these benefits in consideration of your assuming additional duties as Chief Operating Officer of the Company, your relocating to Greenville, SC and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by you and the Company. These payments and consideration are in addition to the compensation you are entitled to under your employment agreement and in addition to all options now or hereafter granted to you.

         1. Definition of "Change of Control". As used herein, the term "Change of Control" means the occurrence of any of the following:

                  (a) any  person or entity,  including  a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company, a wholly owned subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the beneficial owner of the Company's securities having 51 percent or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election for directors of the Company; or

                  (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote

Mr. Robert Klein
Chief Operating Officer
Page 2


generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

                  (c) the approval of the shareholders of the Company of a plan of liquidation.

         2. Effect of Change of Control; Sale of Assets of the Company. If there is a Change of Control and (i) you resign your employment with the Company within six months after such event, or (ii) your employment with the Company is terminated without cause (as defined in your employment contract) by the Company within six months after such event, you shall be entitled to receive an amount (the "Special Bonus"), payable in a lump sum within 30 days after the effective date of such resignation or termination, equal to one million dollars ($1,000,000), subject to the reduction provided in the following provisions of this Section 2.

         Notwithstanding the foregoing, if, as of the date of the Change in Control of the Company, the value of the options granted to you by the Company prior to such Change in Control (whether exercised or not) (the "Options") is equal to or greater than two million dollars ($2,000,000) (the "Trigger Amount"), then the Special Bonus that you would otherwise be entitled to pursuant to the terms of the preceding paragraph shall be reduced, on a dollar-for-dollar basis, in the amount by which the value of the Options exceeds the Trigger Amount. For example, if the value of your Options as of the applicable date is $2,500,000, you shall be entitled to a Special Bonus of $500,000, computed as follows: Special Bonus of $1,000,000, minus $500,000 (excess of the value of the Options over the Trigger Amount). If the value of your Options as of the applicable date is $3,000,000 or more, you will not be entitled to any Special Bonus. For purposes of the first sentence of this paragraph, (i) Options granted to you that have been previously exercised by you will be deemed outstanding and unexercised for this calculation, and (ii) the "value" of the Options shall be equal to the difference between the fair market value of the stock which could be acquired by you) pursuant to the exercise of the Options (the "Option Stock") as of the date of the Change of Control, (determined as if none of your options had been exercised) and the exercise price that you paid (or would be required to pay) for the Option Stock pursuant to the Options. For this purpose, the "fair market value" per share of the Option Stock shall be equal to the greater of (i) the price paid per share for the common stock of the Company in the transaction which results in a Change in Control of the Company, if such transaction is a stock transaction; or (ii) the per share closing price (as reported in The Wall Street Journal) of the Company's common stock for the date on which the Change of Control occurs (or, if the Change of Control does not occur on a trading day, on the immediately preceding trading day).

Mr. Robert Klein
Chief Operating Officer
Page 3

         You acknowledge that the Special Bonus (if any) to be received by you pursuant to this Section 2 and the value of any acceleration right occurring pursuant to Section 3 of this Agreement in connection with the Change of Control of the Company may be subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986 (the "Code"), whether in whole or in part, as a result of being an "excess parachute payment" within the meaning of such term in
Section 280G(b) of the Code. You acknowledge and agree that you shall be responsible for any excise and other taxes that may be due (under Code Section 4999 or otherwise) on such amounts, as well as from the Options that vest as a result of the Change in Control. Such taxes shall be your obligation. You shall indemnify the Company against any loss, cost, or obligation that it may incur if the Company was unable or did not withhold appropriate taxes on such amounts and you failed to satisfy any such tax obligation.

         3. Effect of Change of Control on Options. In the event of a Change of Control, all Options granted to you prior to such Change of Control shall immediately vest and be exercisable by you, regardless of your employment or termination of employment with the Company.

         If the foregoing is acceptable to you, please sign where provided below and return a signed original of this letter to me.

                                          Yours truly,

                                          MOOVIES, INC.


                                          John L. Taylor
                                          Chairman of the Board, President and
                                          Chief Executive Officer

Accepted and Agreed:

________________________________[Signature]
Robert Klein

____________________[Date]